Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 687-2038
(650) 306-1650

LANDEC CORPORATION REPORTS THIRD QUARTER

FISCAL YEAR 2005 RESULTS

MENLO PARK, CA – March 29, 2005 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the third quarter ended February 27, 2005.  Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Total revenues for the quarter were $51.5 million versus revenues of $48.6 million for the same period a year ago.  The Company reported net income for the quarter of $2.3 million or $0.09 per diluted share compared to net income of $725,000, or $0.03 per diluted share, for the third quarter of fiscal year 2004.

Revenues for the first nine months of fiscal year 2005 were $149.1 million versus revenues of $133.7 million a year ago.  The Company reported net income for the first nine months of fiscal year 2005 of $793,000 or $0.02 per diluted share compared to a net loss of $1.5 million or $0.09 per diluted share in the first nine months of the prior year.

“We had a very good third quarter with revenues increasing and net income increasing more than three fold over the same quarter last year.  Our results for the third quarter and first nine months of fiscal year 2005 are in line with achieving our goals of continuing to grow revenues and improve our bottom line results,” commented Gary Steele, President and CEO of Landec. “Consistent with the seasonality in our business and with the results from fiscal year 2004, we expected that the first half of fiscal year 2005 would show losses, and the second half and the full year to be profitable.”

Landec has achieved the following key milestones thus far in fiscal year 2005:

Apio, Inc., Landec’s Food Subsidiary:

•                  Entered into a joint technology development and supply agreement with Chiquita, for Apio to supply its proprietary banana packaging to Chiquita for sale with Chiquita® Brand bananas.

•                  Started commercial market tests of our banana packaging technology with Chiquita Brand bananas.

•                  Entered into an agreement with Caito Foods Service, Inc. of Indianapolis, Indiana, to regionally process, package and distribute Apio’s value-added specialty packaged fresh-cut vegetable tray products.

•                  Increased value-added specialty packaging vegetable revenues and gross profits by 17% compared to the same period in the prior year.

•                  Increased the sales of the value added vegetable tray line by 72% and the value-added 12-ounce product line by 12% compared to the same period in the prior year.

•                  Increased export revenues by 15% and export gross profits by 26% compared to the same period last year.

Landec Ag, Landec’s Agricultural Seed Subsidiary:

•                  Increased revenues by $824,000 and gross profits by $237,000 compared to the first nine months of fiscal year 2004.

•                  Introduced 26 new corn hybrids for 2005, bringing the line-up to 116 hybrid seed varieties it currently has for sale.

•                  Increased the Fielder’s Choice Direct® hybrid offerings that use Intellicoat® Early Plant® seed coating technology to 55, up from 32 last year.

•                  Reported that Intellicoat Early Plant coated corn technology continues to perform well across all geographies and that it consistently provides good, uniform stands even when planted in adverse growing conditions, resulting in higher yields, and that in some cases in 2004, provided higher yields than late-planted corn by as much as 40 bushels per acre.

Landec Consolidated:

•                  Reduced Company-wide interest expense by $363,000 or 52% compared to the first nine months of fiscal year 2004.

•                  Sold 486,111 shares of Landec Common Stock to Chiquita for $3.5 million in cash in conjunction with the joint technology development and supply agreement.

“We have five primary objectives for fiscal year 2005:  (1) grow our value-added specialty packaged food business, (2) grow our ag seed customer base and corresponding revenues for all of our seed products, (3) commercially launch our banana packaging technology with Chiquita, (4) continue to add strategic partner relationships in each of our businesses, and (5) increase revenues to over $200 million and double last year’s net income of $2.9 million.  Through the first nine months of fiscal year 2005 we are on track for achieving these goals,” stated Steele.

“Based on our results through the first nine months and our forecast for the fourth quarter of fiscal year 2005, we still believe that revenues for fiscal year 2005 will exceed $200 million.  As for our net income, at this time we are still hopeful that we will be able to achieve our goal of doubling last year’s net income of $2.9 million. However, meeting this goal will be a function of how severe the produce shortages are in the fourth quarter as a result of the heavy rains in California during the last two months,” added Steele.

Apio, Inc.

“During the third quarter, sales of our value-added specialty packaging vegetable products grew 16% to $33.2 million compared to $28.6 million in the same period last year,” stated Steele. “For the first nine months of fiscal year 2005, sales of our value-added specialty packaging vegetable products grew 17% to $86.4 million compared to $73.7 million for the same period a year ago.  Notably, our vegetable tray product line grew 46% during the three months and 72% during the nine months ended February 27, 2005, compared to the same periods last year.  In addition, our 12-ounce specialty packaged retail product line grew 8% during the three months and 12% during the nine months, ended February 27, 2005 compared to the same periods last year.  According to AC Nielsen, for the three months ended December 31, 2004, Apio was the number one supplier of vegetable trays to retail grocery stores in the United States, capturing 46% of the total retail vegetable tray market.  This is an increase of 10 percentage points from 36% for the three months ended December 31, 2003.  This market share data was based on sales reported for retail grocery stores with average annual revenues over $2 million that report to AC Nielsen.”

“Apio’s gross profits from value-added vegetable products increased $1.4 million during the third quarter and $1.9 million during the first nine months of fiscal year 2005 compared to the same periods in the prior year.  These increases in gross profits were primarily due to increased sales volume and improved efficiencies in our processing facility.  The increase in value added gross profits for the first nine months of fiscal year 2005 compared to the same period last year was partially offset by lower gross margins on the sale of discontinued products and inventory write offs associated with the discontinued products in the first quarter of fiscal year 2005,” said Steele. “In addition, export gross profits increased 26% during the nine months ended February 27, 2005 to $2.4 million from $1.9 million during the same period last year.  Overall, Apio’s net income increased to $1.2 million during the third quarter of fiscal year 2005 compared to a loss of $550,000 during the same quarter last year and for the first nine months of fiscal year 2005 net income increased to $4.0 million compared to net income of $1.6 million for the same period a year ago.”

“In our banana program, we have been working closely with Chiquita developing packaging formats for use of our banana technology with Chiquita Brand bananas.  The initial commercial market tests of this innovative packaging and marketing concept began this month,” stated Steele.  “We are looking forward to expanding the market tests to different geographies and various new commercial outlets such as convenience stores, national coffee chains, drug stores and food service over the next few quarters.”

Landec Ag

“Turning to our seed business, for the third quarter of fiscal year 2005, Landec Ag increased revenues of Fielder’s Choice Direct corn by 13% compared to the same quarter a year ago.  Sales of Intellicoat coated seed products typically do not occur until the Company’s fourth fiscal quarter,” said Steele.  “In addition, the number of seed companies selling Early Plant hybrid corn under their brands increased from six in 2004 to ten in 2005 and over 35 seed companies continue using Pollinator Plus coatings in their production of seed corn.”

Landec Consolidated

“Net income for the third quarter of fiscal year 2005 was significantly higher than the net income during the same period last year due to a $1.6 million increase in gross profits at Apio and a $189,000 increase in gross profits at Landec Ag.  These increases in net income were partially offset by planned increases in sales and marketing costs at Apio and Landec Ag of $543,000,” stated Steele.

“The significant increase in net income of $2.3 million during the first nine months of fiscal year 2005 to $793,000 from a net loss of $1.5 million during the same period last year is due to several factors.  Items increasing net income include: (1) a $1.9 million increase in gross profits from Apio’s value added business, (2) a $496,000 increase in gross profits from Apio’s export business, (3) a $237,000 increase in gross profits at Landec Ag, (4) a $604,000 decrease in research and development expenses primarily due to lower non-banana related research and development at Apio and a greater emphasis on sales and marketing at Landec Ag and (5) a $363,000 reduction in interest expenses.  These increases in net income were partially offset by planned increases in sales and marketing costs for Apio and Landec Ag of $1.6 million compared to the same period last year,” continued Steele.

Commenting on the financial condition of the Company, Steele said, “During the nine months ended February 27, 2005, we continued to improve our strong balance sheet.  We increased our cash balance by $8.4 million during the first nine months of fiscal year 2005 to $14.9 million.  This increase was primarily due to net cash provided by operations of $12.1 million, primarily resulting from a $10.8 million increase in deferred revenue from corn seed deposits for corn that will be shipped during our fourth fiscal quarter and from the sale of $5.0 million of common stock, of which $3.5 million was purchased by Chiquita and the remainder purchased through employees exercising their stock options. These increases were partially offset by the purchase of $3.1 million of property, plant and equipment, primarily to improve and expand the capacity of Apio’s value added processing facility and a decrease of $4.5 million in net borrowings under the Company’s lines of credit.  As of February 27, 2005, we had availability under our lines of credit of $17.5 million up from $13.3 million at the end of the prior quarter.”

Looking Forward

“As a reminder, seasonality is inherent in our two core businesses – Apio and Landec Ag.  Apio is subject to produce sourcing issues during the late fall and winter months. Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing essentially no revenues during our first and second fiscal quarters. Regarding Apio this winter season, persistent heavy rains in the Western U.S. for the past two months are resulting in severe produce shortages for the industry in many produce categories that are important to Apio’s product mix.  The depth and duration of these shortages cannot be predicted at this time but it appears likely that these shortages will impact Apio throughout our fiscal fourth quarter,” commented Steele.

“In our seed business, we expect to realize well above industry growth this year and will grow both revenues and profits in fiscal year 2005 compared to last fiscal year. However, at this time it appears that the seed business will fall somewhat short of our growth targets of 10-15% for revenues and 15-20% for gross profits as compared to fiscal year 2004,” added Steele.

“Landec’s proprietary temperature-activated Intelimer® polymers are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and industrial markets.  We have numerous technology-driven applications in our pipeline and look forward to working with additional partners during the upcoming year. We are currently in the process of developing our fiscal year 2006 plan. We look forward to continuing growth in revenues, profits and cash flow. We will give more specific guidance in our fiscal year end 2005 results release,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During the past twelve months, Apio introduced 16 new value-added produce product offerings.  Apio currently sells over 120 value-added products to retail, club store and food service customers.

Landec’s Intelimer-based food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere for the particular vegetable(s) in order to extend the shelf life of the produce. The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and to growers.

During the first nine months of fiscal year 2005, Apio continued to grow its value-added business.  Sales from the two fastest-growing product lines, which consist of vegetable trays and 12-ounce retail packages, collectively grew over 48% compared to the same period of the prior year.  The Company expects to continue to grow its market share in its value-added product lines during the remainder of fiscal year 2005.

Landec Ag’s Intellicoat Seed Coating Product Sales Grew this Past Year

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant corn during 2003.  Early Plant hybrid corn joined the existing line-up of Landec Ag commercial products which include Pollinator Plus® coatings for inbred corn seed, Relay® Cropping System of wheat and Intellicoat coated soybean, Fielder’s Choice Direct hybrid corn and the Harvestar® product line, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which prevents germination until the soil reaches the optimal soil germination temperature.  Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur.  Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant corn increased 40% in 2004 to over 56,000 acres from 40,000 acres in 2003 and over four-fold from 13,000 acres in 2002.

Early Plant corn planted in 2003 and 2004, performed consistently across all geographies, with farmers reporting good, uniform stands and significant yield benefits from avoiding late planting. In some cases, yields were higher than late-planted corn by as much as 40 bushels per acre, plus there were cost savings from lower drying costs due to harvesting corn with lower moisture content than associated with late-planted corn.  In addition, by planting corn earlier than normal, farmers gain a wider planting window which benefits their entire farming operation by spreading out their workload.

In 2004, Landec Ag sold its Intellicoat Early Plant coated corn seed through its own Fielder’s Choice Direct sales organization and through six regional seed companies, up from three companies in the prior year.  In 2005, in addition to Fielder’s Choice Direct, Early Plant corn is being marketed through ten seed partners.

Landec Ag’s first Intellicoat commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies in the production of hybrid seed corn.  Pollinator Plus, which targets the production of hybrid seed corn representing approximately 650,000 acres in ten states, is being used by over 35 major seed companies and was planted on nearly 74,000 acres in 2004 compared to 66,000 acres in 2003.  In addition, during 2003 Landec Ag entered into a non-exclusive joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, which is making Pollinator Plus coatings available to the European Union market.  After two years of testing, Incotec is expected to have their first commercial sales in 2005.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC®, through its branded seed company, Fielder’s Choice Direct.  Fielder’s Choice Direct has developed a sophisticated telephonic and electronic call center which provides its sales force with in-depth information about the customer’s farming trends and requirements, while also helping the farmer to better evaluate seed choices in order to match appropriate offerings with the farmer’s specific requirements. The success of Fielder’s Choice comes, in part, from its expertise in selling directly to the farmer, bypassing the traditional and costly farmer-dealer system.  We believe that this direct channel of distribution provides up to a 35% cost advantage compared to the farmer-dealer system.

Landec’s Intelimer Supply and Licensing Business Continues to Expand

Landec began shipping Intelimer polymers to L’Oreal of Paris in November 2003 for use in cosmetic and personal care products.  L’Oreal has now commercialized initial products in Asia, Europe and the United States using Landec’s Intelimer polymer additives.  The Company is working with L’Oreal and other companies to expand the use of Intelimer polymers in other cosmetic and personal care products.  In addition, we have developmental efforts underway relating to new applications of our Intelimer materials outside of the food and agricultural markets.

Landec Third Quarter 2005 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, March 30, 2005, during which senior management of Landec will present an overview of results for the third quarter of fiscal year 2005.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (866) 243-8959 or (703) 639-1166 at least 5 minutes prior to the start.  A replay of the call will be available through Wednesday, April 6th by calling (888) 266-2081 or (703) 925-2533, code #661843.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 30, 2004.  (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	February 27, 2005	May 30, 2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,899	$6,458
Accounts receivable, net	11,657	15,349
Inventory	14,407	11,227
Notes and advances receivable	864	1,450
Prepaid expenses and other current assets	1,971	1,527
Total Current Assets	43,798	36,011

Property and equipment, net	18,537	18,341
Intangible assets, net	37,615	37,724
Other assets	1,082	931
Total Assets	$101,032	$93,007

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,561	$15,390
Accrued compensation	1,547	1,570
Other accrued liabilities	2,969	2,506
Deferred revenue	11,646	807
Lines of credit	857	5,317
Current maturities of long term debt	557	1,505
Total Current Liabilities	29,137	27,095

Non-current portion of long term debt	2,671	2,174
Other non-current liabilities	572	637
Minority interest	1,346	1,552

Shareholders’ Equity
Common stock	121,805	116,841
Accumulated deficit	(54,499)	(55,292)
Total Shareholders’ Equity	67,306	61,549
Total Liabilities and Shareholders’ Equity	$101,032	$93,007

LANDEC CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	February 27, 2005	February 29, 2004	February 27, 2005	February 29, 2004
Revenues:
Product sales	$50,605	$47,626	$145,858	$128,442
Services revenues	754	815	2,792	4,724
Research, development, and royalty revenues	150	125	341	424
License fees	22	22	66	66
Total revenues	51,531	48,588	149,057	133,656

Cost of revenue:
Cost of product sales	41,854	40,634	126,485	112,322
Cost of services revenues	379	506	1,538	2,775
Total cost of revenue	42,233	41,140	128,023	115,097

Gross profit	9,298	7,448	21,034	18,559

Operating costs and expenses:
Research and development	705	881	2,195	2,799
Selling, general and administrative	6,158	5,631	17,478	16,335
Total operating costs and expenses	6,863	6,512	19,673	19,134
Operating income (loss)	2,435	936	1,361	(575)

Interest income	88	42	107	134
Interest expense	(127)	(162)	(332)	(695)
Other expense	(103)	(91)	(343)	(346)
Net income (loss)	2,293	725	793	(1,482)
Dividends on Series B preferred stock	—	(117)	—	(345)
Net income (loss) applicable to common shareholders	$2,293	$608	$793	$(1,827)

Diluted net income (loss) per share	$0.09	$0.03	$0.02	$(0.09)

Shares used in diluted per share computations	24,928	24,034	24,452	21,250

LANDEC CORPORATION

THIRD QUARTER ENDED FEBRUARY 27, 2005

QUESTIONS AND ANSWERS

1)  What are the Company’s primary areas of focus for the last quarter of fiscal year 2005?

For the fourth quarter of fiscal year 2005 we intend to focus on the following areas of operation:

a.              Work with Chiquita to initiate commercial market trials for our packaging technology with Chiquita bananas in several of the four targeted market segments which are convenience stores, national coffee chains, drug stores and food service.

b.              Enter into a partnership in our licensing business.

c.               Increase Apio’s value-added revenues from retail grocery and foodservice for fiscal year 2005 by 15% or more compared to fiscal year 2004.

d.              Increase gross profits in Apio’s value-added business for fiscal year 2005 by 15% to 20% compared to fiscal year 2004 by reducing production costs, increasing sales volumes and focusing on higher margin products.

e.               Reduce losses in Apio’s banana program for fiscal year 2005 by approximately $1.4 million compared to fiscal year 2004 by no longer sourcing bananas and only selling banana packaging with Intelimer technology.

f.                 Grow Landec Ag’s uncoated seed revenues for fiscal 2005 by 10-15%, its Intellicoat coated seed revenues by 50% or more and its overall gross profits by 15-20% compared to fiscal year 2004.

g.              Increase product sales to L’Oreal and others.

h.              Increase fiscal year revenues to over $200 million, double last year’s net income of $2.9 million and generate positive cash flow from operations.

2)                What progress has been made with Chiquita on the banana collaboration?

The development of initial packaging formats for the sale of Chiquita Brand bananas using our proprietary banana packaging technology has been completed and initial small scale market tests of this innovative packaging format began earlier this month.  The results of these early market tests will not be known for some time.  We expect that we will be in market tests in several, if not all four targeted market segments, over the next few quarters.

3)                What is the initial market focus of the Chiquita Brand bananas using Landec’s packaging technology?

As we stated in our second quarter results release, the initial market focus of Chiquita bananas using our packaging technology will be on new markets where bananas have not historically been sold, such as, convenience stores, national coffee chains, drug stores and food service outlets.  Because our technology significantly extends the shelf life of bananas it opens up the possibility of selling bananas to locations that do not have the infrastructure or delivery capabilities to sell bananas today.

4)                Are you working with any other banana companies other than Chiquita?

The entire focus of our banana program at this time is on the successful development of commercial product formats using our proprietary banana packaging with Chiquita Brand bananas and on assisting Chiquita with commercial market tests that recently started.

5)                In your second quarter results release you stated that the seed business was behind your internal goals for this fiscal year. Has the situation improved?  What is the current forecast for the seed business for fiscal year 2005?

Landec Ag is expected to realize well above industry growth this year and will grow both revenues and profits in fiscal year 2005 compared to last fiscal year. However, at this time it appears that the seed business will fall somewhat short of our growth targets of 10-15% for revenues and 15-20% for gross profits as compared to fiscal year 2004.

Our plan for this year included projected sales of Early Plant corn to at least one major seed company.  The major seed companies are currently preoccupied with mergers and acquisitions and expanding their lines of genetically engineered traits.  As a result, they are not looking to introduce additional technologies at this time.  Therefore, we have centered our focus for selling our Intellicoat seed products through our own direct sales force and through regional seed companies who are more receptive to using technology as a differentiating feature.  We remain very interested in working with the major seed companies for our Early Plant corn products but this will evolve over the next several years.  With or without major seed company partners, we intend to grow our seed business at rates substantially above industry levels.

 The keys to growth in our seed business are retaining customers, generating leads for new customers and selling a higher value mix of products.  Thus far in fiscal year 2005, we have maintained our historical retention rates for existing customers and are generating a substantial number of leads for new customers, while also increasing the higher value mix of products.  In the period of time since our second quarter release we have been encouraged by our ability to generate leads though new techniques.  The new leads have helped generate additional sales and profits.

6)                What impact have the heavy rains in California had on the Company’s ability to source produce?

The near record heavy rains over the last couple of months are currently impacting our ability to source produce that meets our quality standards and our expanding volume needs. When developing our financial goal of doubling net income compared to fiscal year 2004, we factored in some winter sourcing risks and through the first three quarters of fiscal year 2005, the financial impact has been in line with those expectations.  However, the recent continuous rains have severely disrupted the late winter and early spring crop planting cycle in all of our key sourcing regions and therefore we expect to experience produce sourcing problems during our fourth fiscal quarter.  The extent of negative financial consequences due to this disruption cannot be estimated at this time.

7)                Are there any new developments in the licensing business outside of food and ag?

We are actively pursuing numerous opportunities with potential partners and/or supply customers for application of our technology in areas ranging from hair care, to industrial coatings, to medical devices.

8)                What is the Company’s financial forecast for fiscal year 2006?

We are currently in the process of developing our fiscal year 2006 plan and will not have our plan completed until May 2005.  We look forward to continuing growth in revenues, profits and cash flow. We will give more specific guidance in our fiscal year end 2005 results release.

9)              How do the results by line of business for the three and nine months ended February 27, 2005 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 02/27/05	Three months ended 02/29/04	Nine months ended 02/27/05	Nine months ended 02/29/04
Revenues:
Apio Value Added	$33,223	$28,604	$86,409	$73,717
Apio Trading (a)	7,673	9,746	49,719	44,443
Apio Bananas	—	449	—	1,393
Apio Service (b)	754	815	2,792	4,724
Total Apio	41,650	39,614	138,920	124,277
Landec Ag	9,722	8,857	9,827	9,003
Corporate	159	117	310	376
Total Revenues	51,531	48,588	149,057	133,656

Gross Profit:
Apio Value Added	4,505	3,151	12,864	10,977
Apio Trading	419	448	2,702	2,282
Apio Bananas	—	(237)	—	(707)
Apio Service	375	309	1,254	1,949
Total Apio	5,299	3,671	16,820	14,501
Landec Ag	3,859	3,670	3,955	3,718
Corporate	140	107	259	340
Total Gross Profit	9,298	7,448	21,034	18,559

R&D:
Apio	230	297	773	1,018
Landec Ag	194	268	613	814
Corporate	281	316	809	967
Total R&D	705	881	2,195	2,799

S,G&A:
Apio	3,039	3,170	9,537	9,432
Landec Ag	2,350	1,806	5,719	4,878
Corporate	769	655	2,222	2,025
Total S,G&A	6,158	5,631	17,478	16,335

Other (c):
Apio	(860)	(754)	(2,532)	(2,496)
Landec Ag	(337)	(351)	(999)	(1,094)
Corporate	1,055	894	2,963	2,683
Total Other	(142)	(211)	(568)	(907)

Net Income (Loss):
Apio	1,170	(550)	3,978	1,555
Landec Ag (d)	978	1,245	(3,376)	(3,068)
Corporate	145	30	191	31
Net Income (Loss)	$2,293	$725	$793	$(1,482)
Net Income (Loss) Per Diluted Share	$0.09	$0.03	$0.02	$(0.09)

a)             Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

b)             Subsequent to the sale of the domestic vegetable business in June 2003, service revenues consist solely of revenues from Apio Cooling LP.

c)              Included in Other is net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.

d)             Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.